UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

SYMANTEC CORPORATION

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-17781	77-0181864

(Commission File Number)	(IRS Employer Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA	95014

(Address of principal executive offices)	(Zip code)

(408) 517-8000

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURE
EXHIBIT 2.01

ITEM 1.01: ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

     On December 15, 2004, Symantec Corporation entered into a definitive Agreement and Plan of Reorganization (the “Agreement”) with VERITAS Software Corporation. The Agreement provides that Carmel Acquisition Corp., a newly-organized wholly-owned subsidiary of Symantec, will merge with and into VERITAS in a stock for stock merger, with VERITAS as the surviving corporation of the merger (the “Merger”).

     As a result of the Merger, (i) VERITAS will become a wholly-owned subsidiary of Symantec, and (ii) each outstanding share of VERITAS common stock will be converted into the right to receive 1.1242 shares of Symantec common stock (the “Exchange Ratio”). To the extent permitted by VERITAS’ stock option plans, outstanding VERITAS stock options with exercise prices equal to or less than $49.00 per share and outstanding VERITAS restricted stock units will be assumed by Symantec and converted into Symantec stock options and Symantec restricted stock units according to the Exchange Ratio. Unless otherwise required by VERITAS’ stock option plans, stock options with exercise prices greater than $49.00 per share will be cancelled in connection with the Merger. To the extent not submitted to VERITAS for conversion in connection with the closing of the Merger, VERITAS 0.25% Convertible Subordinated Debentures due August 1, 2013 will be assumed by Symantec and the indebtedness under such notes will become convertible into Symantec common stock after giving effect to the Exchange Ratio.

     Symantec and VERITAS have made customary reciprocal representations, warranties and covenants in the Agreement, including, among others, covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the Merger (in the case of VERITAS) and approval of the stock issuance in connection with the Merger, along with certain charter amendments (in the case of Symantec), and (iii) subject to certain exceptions, for the board of directors of VERITAS to recommend adoption by its stockholders of the Merger Agreement and for the board of directors of Symantec to recommend approval of the stock issuance and charter amendments.

     Consummation of the Merger is subject to reciprocal closing conditions, including stockholder approvals, antitrust approvals, absence of governmental restraints, effectiveness of a Form S-4 registration statement, accuracy of representations, and receipt of tax opinions. The Agreement contains certain termination rights for both Symantec and VERITAS, and further provides that, upon termination of the Agreement under specified circumstances, the terminating party must pay a termination fee of $440 million.

     Following the effective time of the Merger, Symantec will have a ten-member board of directors, which will include a total of six current Symantec directors and four current VERITAS directors. John W. Thompson, Chairman and Chief Executive Officer of Symantec, will continue to be the Chairman and Chief Executive Officer of Symantec. Gary Bloom, Chairman, President and Chief Executive Officer of VERITAS will be the Vice-Chairman and President of Symantec.

     A copy of the Agreement is attached hereto as Exhibit 2.01 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Additional Information and Where to Find It

     Symantec Corporation and VERITAS Software Corporation intend to file a registration statement on Form S-4 containing a joint proxy statement/prospectus in connection with the merger transaction involving Symantec and VERITAS. Investors and security holders are urged to read this filing when it becomes available because it will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Symantec by contacting

Symantec Investor Relations at 408-517-8239. Investors and security holders may obtain free copies of the documents filed with the SEC by VERITAS by contacting VERITAS Investor Relations at 650-527-4523.

     Symantec, VERITAS and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Symantec and VERITAS in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus of Symantec and VERITAS described above. Additional information regarding the directors and executive officers of Symantec is also included in Symantec’s proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 30, 2004. Additional information regarding the directors and executive officers of VERITAS is also included in VERITAS’ proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 21, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Symantec and VERITAS as described above.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

2.01	Agreement and Plan of Reorganization, dated as of December 15, 2004, by and among Symantec, Carmel Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Symantec, and VERITAS.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2004	SYMANTEC CORPORATION
	By:	/s/ Arthur F. Courville
Arthur F. Courville
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.01	Agreement and Plan of Reorganization, dated as of December 15, 2004, by and among Symantec, Carmel Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Symantec, and VERITAS.